Erasca Reports Second Quarter 2024 Business Updates and Financial Results

In-licensed potential best-in-class pan-RAS molecular glue ERAS-0015 and potential first-in-class pan-KRAS inhibitor ERAS-4001 with a goal of expanding treatment options across RAS-driven tumors

Initiated SEACRAFT-2 registrational trial in patients with NRASm melanoma; randomized data for naporafenib plus trametinib vs. trametinib monotherapy expected in 2025

Robust balance sheet with cash, cash equivalents, and marketable securities of $460 million as of June 30, 2024 is expected to fund operations into H1 2027

SAN DIEGO, August 12, 2024 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter ended June 30, 2024.

“This second quarter 2024 was transformative for Erasca, driven by the successful in-licensing of a RAS-targeting franchise of potentially best-in-class and first-in-class molecules along with initiating our SEACRAFT-2 Phase 3 registrational trial for naporafenib; in addition, we strengthened our balance sheet and significantly extended our cash runway from multiple equity financings and prioritization decisions,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “Naporafenib plus trametinib has shown clinically meaningful and differentiated progression free survival and overall survival benefits across Phase 1 and 2 trials in patients with NRAS-mutant (NRASm) melanoma. We may also have the opportunity to expand treatment options for patients with various RAS Q61X solid tumors based on the initial Phase 1b combination data from SEACRAFT-1 expected in the fourth quarter of the year.”

Dr. Lim continued, “Our bolstered pipeline includes an exciting RAS-targeting franchise, including a pan-RAS molecular glue ERAS-0015 and a pan-KRAS inhibitor ERAS-4001, that exhibit complementary RAS inhibitory mechanisms, differentiated preclinical profiles, and the potential to expand treatment options across RAS-driven tumors. We are well-positioned to continue advancing our pipeline through multiple catalysts and deliver on our mission to develop therapies that shut down RAS-driven cancers for the benefit of patients.”

Research and Development (R&D) Highlights

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Initiated SEACRAFT-2 Pivotal Phase 3 Trial: In June 2024, Erasca announced the initiation of the global SEACRAFT-2 Phase 3 trial evaluating the pan-RAF inhibitor naporafenib in combination with the MEK inhibitor trametinib (MEKINIST®) in patients with NRASm melanoma. The two-stage design is expected to provide a randomized data readout of naporafenib plus trametinib against single agent trametinib in 2025 in Stage 1 and inform the randomized Phase 2 dose for the combination. In Stage 2, the trial is expected to compare the combination against physician’s choice of chemotherapy or a single agent MEK inhibitor using dual primary endpoints of progression free survival and overall survival for regulatory approval.

Corporate Highlights

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In-Licensed Potential Best-in-Class and First-in-Class RAS-Targeting Franchise: In May 2024, Erasca announced exclusive license agreements for two preclinical RAS programs—a potential best-in-class pan-RAS molecular glue (ERAS-0015) and a potential first-in-class pan-KRAS inhibitor (ERAS-4001). ERAS-0015 and ERAS-4001 are potent, orally bioavailable molecules with complementary RAS inhibitory mechanisms that have the potential to address unmet needs in approximately 2.7 million patients who are diagnosed annually globally with RAS-mutant (RASm) tumors, of which over 2.2 million patients are diagnosed with KRAS-mutant (KRASm) tumors.
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Extended Cash Runway with $229 Million in Equity Financings: In March 2024, Erasca entered into a $45 million oversubscribed private placement financing led by high-quality new and existing healthcare-focused investors. Additionally, in May 2024, Erasca entered into a $184 million oversubscribed underwritten offering led by high-quality new and existing healthcare-focused investors. Together, these equity financings extended Erasca’s expected cash runway into the first half of 2027.

Key Upcoming Milestones

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SEACRAFT-1: Phase 1b trial for naporafenib (pan-RAF inhibitor) plus trametinib in patients with RAS Q61X solid tumors
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Initial Phase 1b combination signal-seeking efficacy data in relevant tumor types expected to be reported in Q4 2024
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SEACRAFT-2: Randomized pivotal Phase 3 trial for naporafenib plus trametinib in patients with NRASm melanoma
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Phase 3 Stage 1 randomized dose optimization data expected to be reported in 2025
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AURORAS-1: Phase 1 trial for ERAS-0015 (pan-RAS molecular glue) in patients with RASm solid tumors
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IND filing expected in H1 2025
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Initial Phase 1 monotherapy data in relevant tumor types expected to be reported in 2026
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BOREALIS-1: Phase 1 trial for ERAS-4001 (pan-KRAS inhibitor) in patients with KRASm solid tumors
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IND filing expected in Q1 2025
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Initial Phase 1 monotherapy data in relevant tumor types expected to be reported in 2026

Second Quarter 2024 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $460.2 million as of June 30, 2024, compared to $322.0 million as of December 31, 2023. In April 2024, Erasca completed a $45 million private placement, raising net proceeds of $43.6 million after deducting placement agent fees and expenses. In May 2024, Erasca completed a $184 million underwritten offering, raising net proceeds of $174.4 million after deducting underwriting discounts and commissions, and offering costs. Erasca expects its current cash, cash equivalents, and marketable securities balance of $460.2 million to fund operations into the first half of 2027.

Research and Development (R&D) Expenses: R&D expenses were $33.0 million for the quarter ended June 30, 2024, compared to $26.2 million for the quarter ended June 30, 2023. The increase was primarily driven by an impairment charge on operating lease assets and property and equipment, and increases in expenses incurred in connection with clinical trials, preclinical studies, and discovery activities, personnel costs primarily due to termination benefits in connection with a reduction in force, facilities-related expenses and depreciation, and outsourced services and consulting fees. Erasca also recorded $22.5 million of in-process R&D expense during the quarter ended June 30, 2024 for upfront payments under Erasca’s ERAS-0015 and ERAS-4001 license agreements.

General and Administrative (G&A) Expenses: G&A expenses were $12.3 million for the quarter ended June 30, 2024, compared to $9.8 million for the quarter ended June 30, 2023. The increase was primarily driven by an impairment charge on operating lease assets and property and equipment, and an increase in legal fees.

Net Loss: Net loss was $63.2 million, or $(0.29) per basic and diluted share, for the quarter ended June 30, 2024, compared to $31.8 million, or $(0.21) per basic and diluted share, for the quarter ended June 30, 2023.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of patients with cancer. We have assembled one of the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including naporafenib, ERAS-0015, and ERAS-4001; the planned advancement of our development pipeline, including the anticipated timing of data readouts for the SEACRAFT-1, SEACRAFT-2, AURORAS-1, and BOREALIS-1 trials; the anticipated timing of the IND filings for the AURORAS-1 and BOREALIS-1 trials; and our ability to successfully prioritize our pipeline portfolio to focus on existing programs that we believe have the highest probability of success. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; our assumptions about ERAS-0015’s or ERAS-4001’s development potential are based in large part on the preclinical data generated by the licensors and we may observe materially and adversely different results as we conduct our planned studies and trials; we only have one product candidate in clinical development and all of our other development efforts are in the preclinical or development stage; we have not completed any clinical trials of naporafenib and are reliant on data generated by Novartis in prior clinical trials conducted by it; our planned SEACRAFT trials may not support the registration of naporafenib; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, data readout, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; later developments with the FDA or EU health authorities may be inconsistent with the feedback received to date regarding our development plans and trial designs; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and marketable securities; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$460,248	$321,992
Working capital	393,112	294,520
Total assets	525,744	395,297
Accumulated deficit	(704,231)	(606,013)
Total stockholders’ equity	451,087	316,686

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Operating expenses:
Research and development	$33,032	$26,218	$61,606	$53,803
In-process research and development	22,500	—	22,500	—
General and administrative	12,250	9,752	22,527	19,192
Total operating expenses	67,782	35,970	106,633	72,995
Loss from operations	(67,782)	(35,970)	(106,633)	(72,995)
Other income (expense)
Interest income	5,041	4,251	8,941	8,128
Other expense, net	(460)	(62)	(526)	(113)
Total other income (expense), net	4,581	4,189	8,415	8,015
Net loss	$(63,201)	$(31,781)	$(98,218)	$(64,980)
Net loss per share, basic and diluted	$(0.29)	$(0.21)	$(0.53)	$(0.43)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	217,806,567	150,037,029	184,484,154	149,772,093
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	14	(279)	(273)	248
Comprehensive loss	$(63,187)	$(32,060)	$(98,491)	$(64,732)

MEKINIST® is a registered trademark owned by or licensed to Novartis AG, its subsidiaries, or affiliates.

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.